                                                                     EXHIBIT 2.2

                                 FIRST AMENDMENT
                                       TO
                                MERGER AGREEMENT


         This First Amendment to Merger Agreement (the "First Amendment") dated as of December 10, 1996, is entered into by and among Metal Management, Inc. ("MTLM"), MTLM Merger, Inc., HouTex Metals Company, Inc. ("HouTex"), Mike Melnik, Zalman (Sol) Melnik and Clend Investment Holdings Ltd. (the "Parties").

         Reference is hereby made to that certain Merger Agreement (the "Merger Agreement") dated as of December 10, 1996, by and among the Parties. Capitalized terms defined in the Merger Agreement are used herein with the same meaning; in addition, the term the "Notes" shall mean the Melnik Notes and the Clend Note, collectively, and the term the "Noteholders" shall mean Mike Melnik, Zalman
(Sol) Melnik and Clend Investment Holdings, Ltd., collectively.

         NOW, THEREFORE, in consideration of their mutual agreements and covenants, the Parties hereby agree as follows, intending to be legally bound hereby:

A. Amendment to Terms of Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, the Parties hereby agree that the Merger Agreement shall be amended as set forth below. It is the express intention of the Parties that the following additions, deletions or modifications to the existing terms of the Merger Agreement shall supersede the provisions of the Merger Agreement to which they relate.

         1. Category One Conversion Rights. The holder of the Clend Note shall have the right, at any time between the Closing Date and April 30, 1997, to apply an aggregate, maximum of One Million Dollars ($1,000,000.00) of the unpaid principal balance of the Clend Note to purchase MTLM Common Stock, at a price per share equal to Seventy-Five Percent (75%) of the average closing price of MTLM Common Stock on the five (5) trading days immediately preceding the date of delivery by the holders of the Clend Note to MTLM of a written notice (the "Category One Notice") of the exercise of such right signed by all of the holders of the Clend Note. The Category One Notice shall specify the unpaid principal balance of the Clend Note being so applied to the purchase of MTLM Common Stock. The holder of the Clend Note shall have the right to exercise Category One Conversion Rights only three times with each such exercise to be in an amount of at least $250,000.

         2. Category Two Conversion Rights. Also, the holders of the Clend Note shall have the right, at any time between the Closing Date and April 30, 1997-but in no event later than thirty (30) calendar days following any public announcement by MTLM of its execution of a letter of intent or a definitive agreement to acquire the stock or assets of a scrap metal recycling company with gross revenue for its most recent fiscal year in excess of

         $150,000,000-to apply an aggregate maximum of One Million Dollars ($1,000,000.00) of the unpaid principal balance of the Clend Note to purchase MTLM Common Stock, at a price per share equal to either.

                 (a) Five Dollars ($5.00), if the average closing price of MTLM Common Stock (the "Category Two Average Closing Price") on the five (5) trading days immediately preceding the date of delivery by the holder of the Clend Note to MTLM of a written notice (the "Category Two Notice") of the exercise of such right signed by the holder of the Clend Note is less than Seven Dollars Twenty-Five Cents ($7.25); or

                 (b) Five Dollars Forty-Eight Cents ($5.48), if the Category Two Average Closing Price is Seven Dollars Twenty-Five Cents ($7.25) or greater.

         The Category Two Notice shall specify the unpaid principal balance of the Clend Note being so applied to the purchase of MTLM Common Stock. The holder of the Clend Note shall have the right to exercise the Category Two Conversion Rights only three (3) times with each such exercise to be in an amount of at least $250,000.

         3. Escrow of Conversion Shares. If the holder of the Clend Note exercises its rights under Paragraphs 1 and/or 2 above to apply a portion of the unpaid balance of the principal of the Notes to purchase MTLM Common Stock, then all of the MTLM Common Stock so purchased by the holder of the Clend Note shall be held in escrow (the "Escrowed Conversion Shares") in accordance with paragraph 8 below.

         4. Acquisition Financing. MTLM has received a commitment to place approximately $30,000,000 in convertible MTLM subordinated debt instruments (the "EVEREN Financing") from EVEREN Securities ("EVEREN"). A copy of this commitment has previously been furnished to the HouTex Shareholders. The Parties agree that MTLM's receipt of the EVEREN Financing or any other financing (whether such financing is from a public offering or private placement of debt or equity or from bank loans, excluding, however, (i) the pending financing for the Reserve acquisition and (ii) the senior bank debt replacement financing currently being negotiated by MTLM) which provides MTLM with net proceeds in excess of $7,000,000 which are available to fund acquisitions (collectively the "Acquisition Financing") prior to the maturity of the Notes shall have a material effect on the terms of the Notes and on the liquidated damages received by the HouTex Shareholders in the event MTLM defaults on the Notes. MTLM agrees to use its reasonable best efforts to obtain such Acquisition Financing from either EVEREN or some other financing source.

         5. Modification to Cash Consideration and Notes. The Cash Consideration set forth in Section 1.3 of the Merger Agreement is hereby increased from $500,000 to $750,000 and the respective principal amounts of the Melnik Notes are hereby decreased by $250,000 to reflect such increase in Cash Consideration. Furthermore, the Notes and the Stock Pledge and Security Agreements attached as Exhibit B-5 to the Merger Agreement shall be modified to provide that (i) the obligations reflected by the Notes and the Stock Pledge and Security Agreements are entered into without recourse as to MTLM in the event that MTLM uses its reasonable best efforts to obtain the Acquisition Financing but the proceeds of the Acquisition Financing are not received prior to April 30, 1997; and (ii) the sole remedy available to the Noteholders if an event of default occurs and, provided MTLM has used its reasonable best efforts to obtain the Acquisition Financing, the proceeds of the Acquisition Financing have not been so received by MTLM prior to April 30, 1997, shall be to exercise the Noteholders respective rights under the Stock Pledge and Security Agreements and foreclose on the HouTex shares pledged as collateral under the Stock Pledge and Security Agreements.

         6. Liquidated Damages if Acquisition Financing Does Not Occur. In the event (i) MTLM does not receive the proceeds of the Acquisition Financing prior to April 30, 1997; (ii) the Notes are not paid in full at or prior to their respective maturity dates; and (iii) MTLM fails to cure such default within the time period allowed by the Escrow Agreements, then the HouTex Shareholders shall be entitled to retain as liquidated damages only the following:

                 (a)       all Cash Consideration paid by MTLM at Closing;

                 (b) all Limited Warrants issued to the HouTex Shareholders either at or following Closing; and

                 (c) all rights of foreclosure on the HouTex stock held as collateral under the Stock Pledge and Security Agreements.

         Except as set forth above, the HouTex Shareholders shall be entitled to no damages or other remedies at law or in equity or to pursue, directly or indirectly, any claims against MTLM arising from MTLM's default under the Notes, if MTLM does not receive the proceeds of the Acquisition Financing prior to April 30, 1997. All Five-Year Warrants and Share Consideration issued to the HouTex Shareholders at Closing and all Escrowed Conversion Shares issued following Closing shall be returned to MTLM and cancelled under the terms of the escrow arrangement described in paragraph 8 below.

         7. Liquidated Damages if Acquisition Financing does Occur. The Notes shall be amended to provide for acceleration of the due dates of the Notes in the event MTLM does receive the proceeds of the Acquisition Financing prior to April 30, 1997. The Notes shall provide that MTLM will have an affirmative duty to pay the Notes in full within five (5) business days after the receipt of the proceeds of the Acquisition Financing. If MTLM fails to pay the Notes after acceleration, then the HouTex Shareholders shall be entitled to either:

                 (a)       retain as liquidated damages the following:

                           (i)       all Cash Consideration paid by MTLM at
                                     Closing;

                           (ii) all Limited Warrants issued to the HouTex Shareholders either at or following the Closing;

                           (iii) all rights of foreclosure on the HouTex stock held as collateral under the Stock Pledge and Security Agreements;

                           (iv) all Five-Year Warrants issued to the HouTex Shareholders at Closing;

                           (v) all Share Consideration issued to the HouTex Shareholders at Closing; and

                           (vi) all Escrowed Conversion Shares issued to the HouTex Shareholders following Closing; OR

                  (b)(i)   retain as liquidated damages the following:

                                     A.      all Cash Consideration paid by MTLM
                                             at Closing;

                                     B.      all Limited Warrants issued to the
                                             HouTex Shareholders either at or
                                             following the Closing;

                                     C.      all Five-Year Warrants issued to
                                             the HouTex Shareholders at Closing;

                                     D.      all Share Consideration issued to
                                             the HouTex Shareholders at Closing;
                                             and

                                     E.      all Escrowed Conversion Shares
                                             issued to the HouTex Shareholders
                                             following Closing; AND

                  (ii)     seek specific performance under the Notes.

         Except as set forth above, the HouTex Shareholders shall be entitled to no damages or other remedies at law or in equity or to pursue, directly or indirectly, any claims against MTLM arising from MTLM's default under the Notes, if MTLM does receive the proceeds of Acquisition Financing prior to April 30, 1997. All Five-Year Warrants, Share Consideration and Escrowed Conversion Shares shall be delivered to the HouTex Shareholders under the terms of the escrow arrangement described in paragraph 8 below.

         8. Escrow. The Parties agree that the Escrow Agreements shall be modified and expanded to provide for the escrow at Closing of (i) the Five-Year Warrants, (ii) the Share Consideration and the escrow thereafter of the Escrowed Conversion Shares, together with the shares of HouTex common stock pledged to the HouTex Shareholders under the Stock Pledge and Security Agreements. The Escrow Agreements, as modified, shall provide that, in the event MTLM defaults on the Notes and the HouTex Shareholders are only entitled to receive the liquidated damages specified under paragraph 6 above, then the escrow agent under the Escrow Agreements shall return the Five-Year Warrants, the Share Consideration, and the Escrowed Conversion Shares to MTLM for cancellation and shall return the escrowed HouTex common stock owned by MTLM to the HouTex Shareholders, subject to the terms and conditions of the Stock Pledge and Security Agreement. Similarly, the Escrow Agreements, as modified, shall provide that in the event MTLM defaults on the Notes and the HouTex Shareholders are entitled to receive the damages set forth in paragraph 7 above, the escrow agent under the Escrow Agreements shall deliver the Five-Year Warrants, the Share Consideration and the Escrowed Conversion Shares to the HouTex Shareholders.

         9. Termination of Lease and Guarantee Relationship. In the event MTLM fails to pay the Notes when they mature and the HouTex Shareholders foreclose on the stock of HouTex, the Lease will terminate and MTLM will be released from its guarantee obligations under the Lease and on all other obligations of HouTex which have been guaranteed by MTLM; provided, however, MTLM agrees that, in the event it guarantees HouTex's revolving credit obligations to NationsBank of Texas, N.A., it will agree to remain liable to NationsBank under such guarantee agreement. The HouTex Shareholders agree to use their reasonable best efforts to obtain a release of MTLM's guarantee obligation from NationsBank. In the event MTLM fails to pay the Notes when they mature and the HouTex Shareholders foreclose on the stock of HouTex owned by MTLM, but the HouTex Shareholders are unable to obtain a release of MTLM's guarantee obligation to NationsBank, MTLM shall have and retain subrogation rights against HouTex and the HouTex Shareholders in the event MTLM thereafter is required to pay any funds to NationsBank as a guarantor for HouTex.

         10. Modifications to Documents. The Parties agree that each of the Exhibits to the Merger Agreement and all other documents described in, or contemplated by, the Merger Agreement will be modified, amended, or restated in a manner consistent with the provisions of this First Amendment. The form of all such Exhibits and other documents, as modified, shall be mutually agreeable to all Parties and their respective legal counsel.

B. Ratification of Merger Agreement. Except as specifically modified by the provisions of this First Amendment, all terms and conditions of the Merger Agreement are hereby ratified by the Parties.

         IN WITNESS WHEREOF, the parties have executed this agreement on the date first written above.

METAL MANAGEMENT, INC.


By: /s/ Gerard M. Jacobs
   -------------------------
Name: GERARD M. JACOBS
     -----------------------
Title: President
      ----------------------


MTLM MERGER, INC.


By: /s/ Gerard M. Jacobs
   -------------------------
Name: GERARD M. JACOBS
     -----------------------
Title: President
      ----------------------


HOUTEX METALS COMPANY, INC.


By: /s/ Mike Melnik
    -----------------------
Name: MIKE MELNIK
     -----------------------
Title: President
      ----------------------


/s/ Mike Melnik
____________________________
Mike Melnik
December 10, 1996

/s/ Sol Melnik
----------------------------
Zalman (Sol) Melnik


/s/ Lea Melnik
---------------------------
Lea Melnik

CLEND INVESTMENT HOLDINGS LTD.


By: /s/ William Maycock
   --------------------------
Name: WILLIAM MAYCOCK
     ------------------------
Title: Director
      -----------------------